EXHIBIT 99.1

September 23, 2005 2:00 p.m. Pacific Time

Company Press Release

     Cowlitz Bancorporation/AEA Bancshares
Merger gets Regulatory and Shareholder Approval

SOURCE & CONTACT:

Cowlitz Bancorporation	AEA Bancshares, Inc.
Richard J. Fitzpatrick	Clyde ("Chuck") Brooks, Jr.
President and Chief Executive Officer	Interim President and Chief Executive Officer
360-423-9800	206-301-0180

Longview, WA and Seattle, WA, September 23, 2005 - Cowlitz Bancorporation, (NASDAQ: CWLZ), parent company of Cowlitz Bank (www.cowlitzbank.com), and AEA Bancshares, Inc. (AEA), parent company of Asia-Europe-Americas Bank, today announced that they have received both regulatory and shareholder approval for the merger transaction that was first announced in May. Of the shares that voted at the AEA special meeting, over 99.9% were cast in favor of the merger with Cowlitz. The companies are targeting a November 1, 2005 closing.

"We are very pleased with the results of the recent AEA shareholder meeting and the responses from our regulators. We are looking forward to having a stronger presence in the Seattle market, and serving the existing AEA customers with the high level of customer service for which both organizations are recognized." said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation.

Upon completion of the transaction, Asia-Europe-Americas Bank's single Seattle branch will operate under the Bay Bank name. Cowlitz operates branches under the Bay Bank name in Portland and Wilsonville, Oregon and Bellevue, Washington, in addition to its four Cowlitz Bank branches in Cowlitz County, Washington. Cowlitz also operates a Bay Bank loan production office in Vancouver, Washington.

"This transaction allows our customers and shareholders access to a growing institution, which has proven itself as a successful institution for the small to mid-size business sector. ", said Chuck Brooks, Interim President and Chief Executive Officer for AEA Bancshares, Inc.

At closing, the combined organizations are expected to have assets in excess of $400 million and deposits of over $350 million. As of June 30, 2005, Cowlitz Bancorporation held total assets of $302 million and total deposits of $249 million. Total assets at AEA Bancshares, as of June 30, 2005, were $89 million and total deposits were $77 million. Cowlitz Bancorporation expects the merger to be accretive to earnings per share in 2006.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in three of the Bank's Cowlitz County branches, as well as the Vancouver office. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services out of Longview and Vancouver, Washington, and in its Bay Bank branch in Portland, Oregon.

AEA Bancshares is the holding company for Asia-Europe-Americas Bank. AEA Bank is headquartered and operates out of its single branch office in Seattle, Washington. Asia-Europe-Americas Bank was established in 1995 and focuses on providing commercial banking services to businesses and professionals in the greater Seattle area.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Cowlitz Bancorporation's filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include the outcome of certain of AEA's third party claims and disputes which would result in adjustments to the purchase price, the risk that the proposed merger is not consummated and the timing of completion, uncertainties associated with integration of operations and the attendant cost of combining the banks, whether the transaction will be accretive to Cowlitz shareholders, the quality of AEA Bank's assets that Cowlitz will acquire, the ability of Cowlitz to retain customers of AEA following the merger, acceptance of Bay Bank's products and services in the marketplace, and intense competition within the retail banking industry.